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                                                                    EXHIBIT 5.1


[BAKER BOTTS L.L.P. LOGO]          ONE SHELL PLAZA                 AUSTIN
                                   910 LOUISIANA                   BAKU
                                   HOUSTON, TEXAS                  DALLAS
                                   77002-4995                      HOUSTON
                                   713.229.1234                    LONDON
                                   FAX 713.229.1522                NEW YORK
                                                                   RIYADH
                                                                   WASHINGTON

                                                                   May 29, 2002



Marathon Oil Corporation
5555 San Felipe Road
Houston, Texas 77056-2799

Gentlemen:

         Marathon Oil Corporation, a Delaware corporation ("Marathon"), has engaged us to render the opinions we express below in connection with its offering of $450,000,000 aggregate principal amount of notes due June 1, 2007 (the "Notes"), which it is offering under the registration statement on Form S-3, as amended by post-effective amendment no. 2 thereto (Reg. No. 333-88797), it filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act"), which relates to Marathon's offering and sale of various securities under the 1933 Act's Rule 415. In this letter, "Registration Statement" means that registration statement, as amended by that post-effective amendment when it became effective under the 1933 Act.

         The Company will issue the Notes under an indenture dated as of February 26, 2002 between it and JPMorgan Chase Bank, as trustee, relating to senior debt securities of Marathon (the "Indenture").

         For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

              o the restated certificate of incorporation and by-laws, each as amended to date, of Marathon;

              o  the Registration Statement and its exhibits;

              o  the prospectus the Registration Statement includes;

              o the prospectus supplement dated May 23, 2002 that Marathon prepared and filed with the SEC on May 28, 2002 under the 1933 Act's Rule 424(b)(5);

              o  the Indenture;

              o the underwriting agreement and related pricing agreement, each dated May 23, 2002 among Marathon and J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as representatives of the several underwriters, relating to the offering and sale of the Notes (the "Underwriting Agreements");


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[BAKER BOTTS L.L.P.]

Marathon Oil Corporation               2                            May 29, 2002



              o the resolutions of the board of directors of Marathon (the "Board") and a committee of its officers the Board has established which authorize the issuance of the Notes and approve the terms of the offering and sale of the Notes, including the Establishment Action (as defined in the Indenture) relating to the Notes;

              o corporate records of Marathon, including minute books it has furnished us; and

              o certificates of public officials and of representatives of Marathon.

In giving these opinions, we have relied on certificates of officers of Marathon and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.

         On the basis of and subject to the foregoing, we are of the opinion that:

              1. Marathon is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

              2. The Notes will, when they have been duly executed,
                 authenticated, issued and delivered in accordance with the provisions of the Indenture and the Establishment Action, and duly purchased and paid for in accordance with the provisions of the Underwriting Agreements, constitute legal, valid and binding obligations of Marathon, enforceable against Marathon in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, (b) general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (c) any implied covenants of good faith and fair dealing.

         We limit the opinions we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

         We hereby consent to the filing of this opinion of counsel as Exhibit
5.1 to Marathon's current report on Form 8-K reporting the offering of the Notes. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.



                                       very truly yours,

                                       /s/ Baker Botts L.L.P.